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The following is the transcript of a conference call held by BroadVision, Inc. on July 26, 2005.

FINAL TRANSCRIPT

Conference Call Transcript

BVSN — Broadvision Q2 2005 Earnings Conference Call and Discussion of Acquisition by Vector Capital

Event Date/Time: Jul. 26. 2005 / 12:30PM ET

Event Duration: N/A

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CORPORATE PARTICIPANTS

 Bill Meyer

 BroadVision - CFO

 Pehong Chen

 BroadVision - CEP

CONFERENCE CALL PARTICIPANTS

 Scott Greider

 Rockview Capital - Analyst

 Matthew Mark

 Jet Capital - Analyst

 Sasha Day

 Dow Jones - Analyst

 PRESENTATION

Operator

 Good day ladies and gentlemen and welcome to the second-quarter 2005 BroadVision earnings conference call. My name is Derrick, and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (Operator Instructions).

I would now like to turn the presentation over to your host for today’s call, Mr. Bill Meyer, Chief Financial Officer. Please proceed, sir.

 Bill Meyer  - BroadVision - CFO

 Thank you, Derrick. Good afternoon everybody and welcome to BroadVision’s 2005 second-quarter financial results announcement and conference call. I will first deliver our standard cautionary statements on forward-looking statements.

During the course of this conference call, BroadVision may make forward-looking statements. All forward-looking statements included in this call are based upon information available to BroadVision as of the date of this call and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision’s current expectations.

Actual future results may be impacted by various import factors, including without limitation, changes in the market, competitive environment and microeconomic conditions. Additional information on potential factors that could affect the Company’s financial results is included in the Company’s periodic reports on Forms 10-K and 10-Q and other documents filed with the SEC.

In addition, we will discuss certain non-GAAP financial measures, such as net income and total cost of revenue and operating expenses that exclude restructuring and non-operating charges and credits. A reconciliation of such numbers to GAAP financial measures is included in our earnings release which can be found on our web site at www.BroadVision.com in the investor relations section under the Company tab where you can also view our SEC filings and historical financial results.

Also, please note the following information is related to current business conditions and our outlook as the time guidance has provided. Consistent with our prior practice, we do not intended to update this information until our third quarter conference call in October.

Finally, I want to note that we will soon be filing with the SEC a proxy statement that fully describes the proposed acquisition we announced today and the voting process for the upcoming shareholder vote to approve the transaction. We encourage you to read our proxy statement when it becomes available since it will contain important information about the proposed transaction. Now I would like to turn the call over to Pehong.

 Pehong Chen  - BroadVision - CEP

 Thanks, Bill, and good afternoon. We are pleased to be able to talk to you today to provide our regular quarterly update of recent business activities at BroadVision and to also step through the acquisition announcement that we released this morning. First, I will provide a brief overview of our second quarter and then Bill will step through the financial highlights. Most of this call will then be spent going through the rationale behind our acquisition announcement, the extensive process that we’ve been through over the past five months and the strategic importance to BroadVision going forward. I will also go through the next steps the Company will be taking and then we will move to a Q&A session.

We generated second-quarter revenue of 15.5 million, down annually just over 20% from last year. We were disappointed by our license revenue of 3.4 million, which declined by more than 50% from last year. However, services revenue of 12.1 million was on forecast and up from the prior quarter. We generated an operating loss of just over 2 million and a GAAP loss due in part to interest charge of nearly 3 million.

With the uncertainty in the business environment and our recent revenue shortfalls from our plan, we reduced our staff by 22%, or just over 60 people as we announced three weeks ago. Many of the staff reductions were made in the second- and third-tier geographical markets and markets that we believe have growth potential, but are costing us valuable near-term resources and focus.

The cuts also reduced a layer of management and administrative infrastructure. Our revised employee headcount of just over 210 is now a structure that we believe is a nimble organization that we can focus on execution.

Bill will now step through a review of our second quarter operating results and then I will come back and discuss today’s transaction announcement. Bill?

 Bill Meyer  - BroadVision - CFO

 Thanks, Pehong. I will now provide a brief review of the second quarter results. Revenue for the quarter was $15.5 million, off 9% from the midpoint of our previously provided revenue guidance range of $16 to $18 million and off 22% from the second quarter of the prior year. We incurred an operating loss of nearly $2 million and a GAAP loss of $2.9 million, or $0.09 per share.

These amounts compare to an operating loss and a GAAP loss in the same with of last year that were both approximately $1.5 million, or $0.04 per share.

Looking at revenue, we generated $3.4 million of license revenue, down 52% from the same quarter of the prior year and down 23% sequentially. We continue to see a difficult selling environment due to relatively weak software industry conditions and to the selling challenges created by our deteriorating financial condition. The impact of this was most — was felt mostly outside of the U.S. where license revenue in both regions outside of the States dropped by more than 60% year-over-year. License revenue and the U.S. declined by just over 8%.

Turning to services, total services revenue was $12.1 million, down 7% from the prior year, but up 1% from the prior quarter. The decrease from the prior year was almost entirely due to lower maintenance revenue driven by the license revenue decline and certain nonrenewals. The quarter-to-quarter increase in services revenue was due to higher maintenance revenue from certain pending catch-up renewals booked in the most recent quarter.

We recorded a license cost of goods credit of nearly $200,000 due to the reversal of some royalty costs no longer considered payable. Services margin increased due to greater efficiencies in our support organization. Total cost and expenses, which includes cost of revenue, declined to $17.6 million, down over $4 million from the same quarter of the prior year, and down 1% from the prior quarter.

The increase from the prior quarter was actually $1.3 million when the effects of the restructuring credit in the prior quarter and the charge in the current quarter are considered, and that was a $1.3 million decrease, not an increase. The $300,000 restructuring charge in the most recent quarter includes the $600,000 charge for severance, partially offset by a $300,000 credit related to the revaluation of our excess facilities liability.

Net interest and other expenses of nearly $800,000 included interest and penalties of $1.6 million paid to the holders of our convertible debentures, partially offset by the non-cash gain on the revaluation of the warrants issued to the debenture holders. The penalties I mentioned, which were $480,000, related to the unexpectedly delayed registration statement related to the shares into which the debt is convertible. We have experienced delays in the SEC registration process and we will be required to continue to make the delay payments of $160,000 per month to our debenture holders until and unless the registration statement related to the underlying shares is declared effective by the SEC or the debt is retired. These expenditures represent an unplanned and unwelcome use of our cash resources.

We ended the second quarter with cash and cash equivalents of $26.8 million, a $10.4 million decline from the prior quarter due mostly to operating losses, a $5 million reduction in bank borrowings to $15.6 million, $1.8 million of convertible debenture-related payments and $1.1 million of excess lease payments.

Note that we prepaid $15 million of bank borrowings in early July and that we can provide no assurance about the availability of future borrowings under our bank facility. Because of the pending acquisition transaction, we’re not providing guidance on any future results in today’s call. With that, I’d like to turn the call back over to Pehong.

 Pehong Chen  - BroadVision - CEP

 Thanks, Bill. The rest of our presentation this afternoon will be spent going through today’s announcement regarding the pending acquisition of the Company. I would like to first review the announcement itself, then describe the process we went through that led to this announcement, the reasons why we see it as a positive element for all parties involved, and finally, the upcoming shareholder vote and other next steps.

We announced today that we’ve entered into a definitive agreement with a leading technology-based private equity Vector Capital under which BroadVision will merge with a newly-formed Vector Portfolio Company. Under this agreement, existing common shareholders will receive cash of $0.84 for each outstanding share and existing option and warrant holders will receive the same $0.84 for each share exercised before the closing of this transaction, which is currently expected to occur late in the third quarter or in the fourth quarter.

As Bill said, there will be an upcoming shareholder vote to approve the transaction and you will soon be receiving a proxy statement that fully describes the proposed transaction and the voting process.

In a separate transaction, BroadVision has entered into an agreement with the holders of our outstanding convertible debentures to make cash payments totaling $16 million to retire the debentures through the closing of the merger. If the merger is not completed for any reason, the debentures will continue to be outstanding in accordance with their existing terms. The management team and the Board began the process five months ago to explore strategic alternatives for the business. Faced with pending payments to retire debt and to fill real estate buyout obligations, the Company was increasingly dependent on following (ph) its financial performance meeting its plan in order to be able to satisfy financial obligations. We were becoming reliant upon consistent and quarterly execution to remain financially viable and this was proving difficult with challenging market conditions and company-specific execution challenges.

So in February of this year, we hired Jeffery (indiscernible) as our advisor to thoroughly explore the possibility of a business combination, focusing on potential mergers of equals or an outright sale of the Company. The process led to discussions with more than 25 potential strategic planners and investors during the first half of 2005. After all potential strategic planners declined to proceed, we turned our focus to concluding an agreement with a private equity firm and we have held substantial discussions with Factor (ph) and one other interested firm.

The focus of the two firms and the terms of the potential transactions were similar and the Vector transaction was determined to be more beneficial to our shareholders. Although we would prefer to be presenting our stockholders a higher-priced transaction today, our Board believes that the alternative to selling the Company at this time have become significantly more risky and less attractive than a sale and we were comfortable that our thorough search for an acquirer has yielded the best price available to our stockholders under the circumstances.

The merger price takes into account the weak second quarter financial performance and recent negative development in our liquidity outlook that we are publicly announcing for the first time today and that, therefore, has not yet been reflected in the public market price of our stock. We believe that the pending Vector transaction that we are announced today is a positive development for each of our key stakeholders.

For our current stockholders, this transaction will provide a near-term liquidity. Without this transaction, the future for the Company and its stockholders is uncertain. As Bill mentioned, we did end the June quarter with $27 million of cash, but we repaid 15 million of that in a bank debt in early July, and we have an additional near-term obligation to retire our remaining $15 million of debentures. Additional liquidity demands in the coming months are expected to come from the pavement of over $1 million of severance cost from our recently announced headcount reduction in addition to over $1 million from buyout and other obligations related to our access facility leases.

There are debentures permit payment in stock (ph) if we meet certain conditions. We have been unable to meet these conditions so far and our continuing difficulties getting our registration statement effective (ph) and recent financial performance make us doubtful that we will meet them before we face an urgent need for liquidity and capital resources.

Given this financial picture, our Board does not believe the additional financing necessary to address our liquidity challenges would be available in a timeframe or on terms that would yield a better result for our stockholders than the Vector acquisition.

For our customers and employees, we are partnering with a leading technology-based private capital firm that focuses on providing capital and strategic guidance to proven technology leaders, such as BroadVision. As a private company, we will (ph) gain access to resources and add focus to our core competencies, namely developing and licensing leading Web self-service software solutions and providing excellent services and support to our customers. And as a private company, we will divert attention and resources away from public company compliance, such as SEC and Sarbanes-Oxley regulations and towards executing on the Company’s value-added strategic goals.

Vector has a strong track record of success in revitalizing companies in our situation and I’m confident that they will employ similar strategies without pending (ph) results for BroadVision.

Turning to next steps, we will soon be filing with the SEC a proxy statement that describes the transaction in full detail. After the proxy statement is cleared by the SEC, we will mail it to our stockholders and the vote on the transaction will take place at a stockholders meeting expected to be held late in the third quarter or early in the fourth quarter.

With that, I’d like to turn our call back to the operator for questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Scott Greider (ph), Rockview (ph) Capital.

 Scott Greider  - Rockview Capital - Analyst

 I just wanted to ask one quick question. First of all, I noticed that you are going to be taking a 10% position in the newly-held company, and I’m just curious of why you are so bearish on the business as it stands right now?

 Pehong Chen  - BroadVision - CEP

 (indiscernible) comfortable taking (indiscernible) 10%.

 Scott Greider  - Rockview Capital - Analyst

 (indiscernible) comfortable taking on 10%?

 Pehong Chen  - BroadVision - CEP

 Okay. First of all, let me clarify. It’s an option to purchase up to 9.5%, not 10%. The acquirer of Vector has expressed very, very clearly that it would be important to induce my involvement with the new company, and therefore, has required this opportunity could be made available, which I have accepted as we have announced.

As it relates to why I am bearish on the current business, I think we have tried to explain to you that the situation, nobody would like to see the where we are today. And certainly, myself included (multiple speakers) and we have worked very, very hard to try to solve a lot of these problems and issues as a stand-alone company. But unfortunately, as we have tried to explain the issues surrounding our debenture and the repayment and the amount of time that it has taken us to try to obtain the registration approval from the SEC, in which case then we will be able to at least have an option to repay these debentures in our shares, just hasn’t really materialized, which really has caused a very, very serious short-term crunch in terms of the liquidity. And it is our view after very, very extensive work and a very stringent process transacted by our Board and with the Board’s special committee, (indiscernible) all these different options, that it has become clear to us that in the short term, that it’s really, really the best opportunity for our shareholders to look at this opportunity. And then with that, we will be able to solve the real issue, which is a long-term sort of problem.

So I think that’s sot of the two issues here. One is the short-term issue that we have to solve, and then that would then lead to a real long-term opportunity for the Company. But if we let it sort of slide, then we are very pessimistic that there would be any value left for the shareholders. So it’s obviously a very difficult decisions but we think really is the right one for our shareholders right now.

 Scott Greider  - Rockview Capital - Analyst

 Will you be exercising your options?

 Pehong Chen  - BroadVision - CEP

 Obviously, we will be — I’ll be considering that and then see what happens in the coming months as the situation unfolds.

 Scott Greider  - Rockview Capital - Analyst

 And you mentioned the other private equity bidder before. Was their offer — was it lower, higher, was it about the same? And did it include the same equity option?

 Pehong Chen  - BroadVision - CEP

 That I don’t know, but it is very similar, if you’re talking about the price.

 Scott Greider  - Rockview Capital - Analyst

 So why did you pick Vector?

 Pehong Chen  - BroadVision - CEP

 I think it has a lot to do with also the timing and basically the opportunity for us to get this issue addressed in a very timely manner, and the other opportunity in our view could take some more time and there is no telling at the end what would happen there. So we think again, to protect our shareholders’ value, this is the best deal that we can see. Plus, Vector has a great track record in this business and all of those factors combined led us to — we decided to go with this.

 Scott Greider  - Rockview Capital - Analyst

 And what sort of financing package has Vector put together?

 Pehong Chen  - BroadVision - CEP

 I am not kind of qualified to comment on that, because frankly, I don’t really have — I am not privy to all that information. But I’m sure (indiscernible) be required to disclose, we will see that now in the near future.

 Scott Greider  - Rockview Capital - Analyst

 So how did the Board accept the deal without knowing how the deal was going to be financed?

 Pehong Chen  - BroadVision - CEP

 Because that’s not part of the deal. It’s a straight cash deal. There’s no contingency in terms of financing or not.

 Scott Greider  - Rockview Capital - Analyst

 Okay, that is all the questions I have. Thank you very much.

Operator

 Matthew Mark (ph), Jet (ph) Capital.

 Matthew Mark  - Jet Capital - Analyst

 What was the spending in 2004 for Sarbanes-Oxley at the Company?

 Bill Meyer  - BroadVision - CFO

 With the cost to comply and the audit costs on top of that, it was about $1.5 million.

 Matthew Mark  - Jet Capital - Analyst

 And additional costs to be a public company could be another thousand dollars or a million dollars or something in that range?

 Bill Meyer  - BroadVision - CFO

 Call it another 1.5 million.

 Pehong Chen  - BroadVision - CEP

 We estimate our public company cost as three-plus.

 Bill Meyer  - BroadVision - CFO

 A little bit over 3 million.

 Matthew Mark  - Jet Capital - Analyst

 What is the size of the breakup fee in the transaction?

 Bill Meyer  - BroadVision - CFO

 The breakup fee is 3% of the value of the deal. I believe it’s — maybe just over 3%.

 Matthew Mark  - Jet Capital - Analyst

 The incremental $1.3 million of cost that you talk about in the press release that tie to severance, that’s a cash number, I assume?

 Bill Meyer  - BroadVision - CFO

 Correct.

 Pehong Chen  - BroadVision - CEP

 That’s related to our recently announced restructuring.

 Matthew Mark  - Jet Capital - Analyst

 The level of maintenance revenue in the second quarter was how much?

 Bill Meyer  - BroadVision - CFO

 In the second quarter, it was $6.9 million.

 Matthew Mark  - Jet Capital - Analyst

 And that compares to 6.8 in the first quarter, right?

 Bill Meyer  - BroadVision - CFO

 That’s correct.

 Matthew Mark  - Jet Capital - Analyst

 And sequentially, that implies that renewal rates were pretty steady and pricing was pretty steady — is that a fair kind of implication?

 Bill Meyer  - BroadVision - CFO

 Matthew, I think steady is a pretty good word. I think as I said in my remarks, we did have a benefit this quarter from some contracts that had slipped from the prior quarter, and so they were booked, and we had catch-up for the period of time that was left in the contract. So that had some impact on it for the quarter. But yes, I think we are seeing pretty good stability in terms of retaining our customers and keeping them up to date on maintenance contracts.

 Matthew Mark  - Jet Capital - Analyst

 Can you walk through why and whether the company evaluated bankruptcy filing as something that could lead to — since you have used the word short-term four times by my count to describe this liquidity problem which may or may not exist — can you describe why a bankruptcy filing would in the long-term generate more value for shareholders and whether or not the Board evaluated that as one of the alternatives?

 Pehong Chen  - BroadVision - CEP

 Yes, we have. Matthew I think our business is a very tough one, as you know, the whole enterprise software business. And we sort of — to be very, very frank with you, the issue that we have been facing over the last couple of years has been constantly sort of the “financial viability”

question. And that obviously is tied to our poor performance in our licensing revenue, which is really sort of the core of all of the issues here. And (indiscernible) our back being put against the wall due to this debenture payment clearly is not helping.

And so in that regard, you look at sort of the overall picture and try to tie them altogether, I think the bankruptcy issue, and we have extensive deliberations about this in our Board, is that it really adds to that viability concern then taking it away. And if that further damages our ability to sign license deals, then I think the whole thing would just crumble.

And so in that regard, and typically that process is also fairly lengthy. So at the end of the day, we worry that the shareholders could be left with nothing. And all of us are shareholders, so we just really don’t feel that that’s a risk worth taking.

 Matthew Mark  - Jet Capital - Analyst

 It’s only $0.84 better than to do it this way. So you certainly have not preserved a tremendous amount of value. And I’m just confused because you mentioned the problem as being a short-term problem, and then why I point out bankruptcy as another solution to the short-term problem, you emphasize the license performance and talk about the longer-term issues, which don’t seem to be up bothering Vector. So it’s a different answer when different questions are posed. And since to accomplish this, you need people to vote for it, it’s going to be hard to understand without a complete explanation of the possible benefits of the bankruptcy process. Certainly, the maintenance revenue would fall down to zero on day one or even day 365 of the bankruptcy filing. And the maintenance revenue, while down year-over-year, has been pretty steady — I think the word you said was okay to use so far this year.

 Pehong Chen  - BroadVision - CEP

 So maybe I can just add some more color to that. If we went with the bankruptcy, the debenture people are actually all secured, so that hasn’t really solved any problems for us. (indiscernible) cash crunch that we would have to kind of go through. So in that regard, my whole point is that, if we don’t solve this problem for the long-term, then any short-term sort of fix doesn’t really help. And it is our view, because for that, we need to start selling more licenses, customers need to worry about — our customers worry about our viability needs to go away. And so it’s somewhat circular unfortunately.

So if we try to fix this only for the short-term, it hasn’t really addressed the customers’ concern for the long-term. And if we don’t have customers, don’t have the license revenue, then we don’t have value that we can offer to our shareholders. So that’s kind of — I hope that helps you a little bit in understanding this situation.

 Matthew Mark  - Jet Capital - Analyst

 Doing it this way, you’re acting in your customers’ interests, your employees’ interest and in Vector’s interest, not necessarily your in your existing shareholders’ interest. That’s the point I’m trying to make.

 Pehong Chen  - BroadVision - CEP

 I would strongly disagree with you, because we are shareholders as well and everyone is obviously suffering from this.

 Matthew Mark  - Jet Capital - Analyst

 But you have the opportunity to remain a shareholder, and we don’t. If you gave us the same opportunity, I might agree with you.

 Pehong Chen  - BroadVision - CEP

 That’s not true either, because the important thing here, first of all, is to understand that if we don’t try to preserve the business and get our license revenue to where it should be, then we could be left with nothing. That is the real important point. And so — and all of that has been, of course, like I said, market being very, very challenging, and then also this financial viability issue being extremely challenging as you compare that to perhaps some of our competitors. So we really need to fix that for the long-term. And then therefore, any sort of other activities, we consider all of our options of course, and we really try very, very hard 10 months ago with this financing and it turned out to be not working at all unfortunately given all of those conditions.

So that this kind of really, really the main driver for all of this. And plus, to accept this, to get into this agreement, we followed a very, very stringent process in terms of having a special (indiscernible) all of the options and so on and keeping me completely out of this. So we’ve really tried to take care of all shareholders’ interest and me included. Plus you would note that, even if I go along with the investment, my involvement would be only about half of my current position in BroadVision. So I’m taking a hit like everyone else.

So to kind of say that there isn’t anything preferential because of me is completely false.

Operator

 (Operator Instructions). Scott Greider, Rockview Capital.

 Scott Greider  - Rockview Capital - Analyst

 You mentioned earlier in your call that you were going to receive some benefits from — basically by going private, you obviously have some public company policy you (indiscernible). And we’re kind of curious of what sort of the other benefits are that you will be receiving?

 Pehong Chen  - BroadVision - CEP

 I’m sorry, you mean benefit in terms of the Company, or benefit in terms of —?

 Scott Greider  - Rockview Capital - Analyst

 Basically, what I’m trying to get at is, what does Vector bring to the table as far as from an expertise standpoint, I believe you mentioned earlier —?

 Pehong Chen  - BroadVision - CEP

 I see. First of all, when we get through with this approval, we will become private and then the other debenture holders have — the majority of debenture holders have entered into an agreement with the Company to be bought out. So we would solve our liquidity crunch once and for all. The Company will then become a private entity and we can then focus on the business rather than being diverted with a number of regulatory requirements, and of course the capital of Vector Capital would then be behind the Company. Like I said, that’s really sort of the long-term outlook. The customers really need to kind of feel comfortable that we have the financial backing to be successful. And after exploring all of the other options to try to be — fighting it out alone, they have proven to be very, very difficult. So I don’t know if that answers your question, Scott, or do you need more color or?

 Scott Greider  - Rockview Capital - Analyst

 Did you go out at all to try to find some other sources of funds to cover that $16 million debentures?

 Pehong Chen  - BroadVision - CEP

 Yes, we have. You will also recall that $16 million was borrowed not too long ago. And to date, our situation in June is actually worsened compared to where we were October of last year. And therefore, as we explore what we have (indiscernible) BroadVision has looked at over 25 different firms, whether it’s a private equity or a strategic acquirer or people who are in the business of doing short-term financing or bridge financing, pretty much of any sort of category. And it concluded that I am sure people could provide funds at any price. But like I said, that’s just (indiscernible) we think a very painful process because if the viability issue isn’t solved, our license revenue won’t be have a lot of hope of recovery. And therefore, the whole business probably will be going down even further.

So like I said, it’s an important decision, but we really feel that this is their most critical time to do this and you know preserve all the shareholder value that is available at this point.

 Scott Greider  - Rockview Capital - Analyst

 And when you’re going through the process with Vector, how many iterations did you all have regarding value sort of throughout the process? Was this sort of the first thing they threw out on the table, or was it more iterations than you guys ultimately settled on (inaudible)?

 Pehong Chen  - BroadVision - CEP

 Yes. Like any deals of course, there is always lots and lots of iterations. I (indiscernible) say, it would be difficult to go through all of the gory details with you on the call, but all the relevant and information that is required obviously will be in our public filing. So it will be available in due course; in fact, we hope to be very, very soon.

 Scott Greider  - Rockview Capital - Analyst

 Thank you very much.

Operator

 Sasha Day (ph), Dow Jones.

 Sasha Day  - Dow Jones - Analyst

 Hi, a couple of questions. First of all, could you elaborate a little bit on why your license revenue I think going down (ph) just to explain more of the reasons? Is it because of — the trouble with your existing customers and why? Is it because of the market conditions? And also, especially in terms of the customers’ confidence — does that have to do with your liquidity problem?

And the second question is, I wonder if you could explain your strategy going forward. Now that you are going to be a private company, how are you going to grow the business with a new sponsor? And lastly, I’m just curious during the process of why some strategic, what all the strategic bidders, just wasn’t — weren’t interested in buying BroadVision anymore, so that only Vector and other private equity firms were left (ph)? Thanks.

 Pehong Chen  - BroadVision - CEP

 I guess the first question was —

 Sasha Day  - Dow Jones - Analyst

 Why license revenues?

 Pehong Chen  - BroadVision - CEP

 What’s the issues behind the license revenue decline. I think there are probably two main factors there. Number one is just the general market condition for our type of business has been pretty, pretty hard, and I think that is kind of across the industry. I think we’ve faced a bit more challenge because of this viability question. Everybody of course, we had fully disclosed every step of the way of the situations that we’re in. And (indiscernible) got back in history a little bit more, which is coming out of 2000, we entered into — that we were growing very fast, entering into a bunch of real estate commitments, and that turned out to be as the company that was rightsizing and downsizing to be just overwhelming. And then therefore at the end last year, we reached a conclusion that unless we take that off of our books, we will never be financeable as a company. So we took a hard effort of trying to resolve all of these real estate commitments to some buyouts. And to do those buyouts, we would have had to use all our cash plus more in order to get ourselves out of debt so that we could even become a financeable or someone like a Vector would be the interested, could become interested. And that led us to this convertible debt which we have been talking about which we entered into about 10 months ago in November of last year.

And the nature of that or the terms and conditions of that require us to repay our principal payments starting June of this year. Then the whole theory was that the business hopefully then by putting that issue behind us would improve, and also that we can after some conditions are met, use our shares to repay those payments, but none of that has happened. So that creating this very, very serious issue — and all of those things have been in the public creating a lot of sort of viability concerns from our customers. And I think, although it’s difficult to quantify, certainly we understand from a lot of interactions with the would-be buyers, have become a very, very big issue and concern for them there by situations where we would be losing the deal. So it’s very, very painful.

And basically, I think those are the two main reasons behind the license challenge. Like I said just recap, one is just the general toughness in this sector of the market, and the second is in a situation more unique and particular to us, mainly our financial viability.

Your second question was about future of this. Really since this deal really isn’t effective yet, it would be difficult to kind of really say too much about that. Plus of course, a lot of that is going to be planned out over this coming weeks and months. So we will at the right time obviously we will be happy to share that with you, probably in the next few months.

And then finally, why the strategic bidders never really come through. We, very hard for us to speculate what other people think or what other people would act. We did do a lot of work with a number of them and a lot of them came pretty close. But unfortunately in the final analysis, none of them really put forth any serious offer. And frankly, what I can tell you is that we did not receive a single bid from all the would-be buyers, namely other companies in our industry that we thought could potentially could be a very good fit. And so again, I can’t give you the answer that I don’t have, in terms of why that’s the case, but that’s just sort of the reality.

 Sasha Day  - Dow Jones - Analyst

 Okay, thanks.

Operator

 Sir, you have no further questions.

 Pehong Chen  - BroadVision - CEP

 Okay, so thank you. In closing, we believe today’s announcement is a positive one that makes sense for the Company’s stockholders, customers and employees. After months of searching, architecting and negotiating, we’ve been able to announce a proposed transaction that will provide near-term liquidity to our stockholders at a difficult and challenging time for the Company. We are poised to partner with a leading technology-based private equity firm in Vector Capital, whose qualifications, commitment and energy will help shape the Company’s vision and drive execution on that vision.

We appreciate the support of our public stockholders and believe that the Company is best off going forward as a private company, unencumbered by its public company regulatory requirements and the uncertainty of our near-term financial liability. We will be providing more information to you soon and we want to thank you for participating in today’s call.

Operator

 This concludes today’s presentation. You may now disconnect. Thank you and have a great day.:

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Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, BroadVision intends to file a proxy statement and other relevant materials with the SEC. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF BROADVISION ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by BroadVision with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of BroadVision may obtain free copies of the documents filed with the SEC by contacting BroadVision Investor Relations at 650-261-5100 or BroadVision, Inc., 585 Broadway, Redwood City, CA 94063. You may also read and copy any reports, statements and other information filed by BroadVision with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

BroadVision and its executive officers and directors may be deemed to be participants in the solicitation of proxies from BroadVision stockholders in favor of the proposed transaction. Certain executive officers and directors of BroadVision have interests in the transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements, ownership interests in BroadVision’s parent company after the transaction and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.